                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is made and entered into as of the _____ day of October, 1998, by and among GLOBAL TURBINE SERVICES, INC. and TURBINE INSPECTIONS, INCORPORATED, Florida corporations (collectively "Seller"), and AMERICAN AIRCARRIERS SUPPORT ACQUISITION CORP., a Florida subsidiary of American Aircarriers Support, Incorporated ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, the Seller is engaged in the business of supplying and redistribution of aircraft engine parts and engines to commercial and cargo airlines, maintenance and repair facilities and other redistributors, as well as management of aircraft engine programs for commercial and cargo airlines.

         WHEREAS, the Seller desires to sell and the Purchaser desires to purchase substantially all the operating assets and properties used in the business operations of Seller.

         NOW, THEREFORE, the parties hereto agree that the purpose of this Agreement is to set forth the terms and conditions upon which the Seller has agreed to sell to the Purchaser certain of its business and assets; and the Purchaser has agreed to purchase and pay for such business and assets; and furthermore, the Seller and the Purchaser in consideration of the premises and the mutual agreements contained herein, do hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

         Section 1.1 Assets to be Purchased and Sold.

         (a) Description of Assets. At the Closing (as defined in Section 1.2), the Seller shall sell and convey to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all equipment, furniture, fixtures and inventory that are directly associated or connected with the operation of the Seller's business. The operating assets of the Seller to be purchased hereunder (which shall not include the Excluded Assets) are referred to herein as the "Subject Assets," and shall include without limitation:

                  (i) all the Seller's inventory, which shall include, but not be limited to, the Varig engine parts, Corsair inventory; and miscellaneous JT-8 inventory;

                  (ii) all furniture, fixtures, furnishings, tools, equipment, supplies, parts, accessories, inventories, machinery, shelving, computer equipment, signage, and other tangible personal property of the Seller including the


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         Borescope in each of its business locations other than Excluded Assets
         (the "Tangible Property"), and any additions or accessions thereto or substitutions therefor or proceeds thereof, whether currently on the books or used by Seller;

                  (iii) Boeing Engine 633682;

                  (iv) the Seller's interest in Joint Venture #1;

                  (v) the Seller's interest in Joint Venture #2;

                  (vi) All accounts receivables owned by Seller at Closing;

                  (vii) All tradenames, trademarks, service marks, copyrights, licenses, patents and registrations thereof or applications therefor, and trade secrets, secret processes (whether or not patentable), suppliers and vendor lists, customer lists, parts libraries and manuals, software, inventions (whether or not patentable), formulae and other property belonging to, used in and appertaining to the Seller's Subject Assets (collectively the "Intellectual Property");

                  (viii) All vehicles owned by Seller at Closing, except for those set forth in the Excluded Assets;

                  (ix) All of the Seller's work in process; and

                  (x) All the Seller's federal, state and local government permits, licenses and approvals required for the conduct of its business (or held with respect to the assets and operations of the business of the Seller) to the extent assignment thereof to the Purchaser is permitted by applicable law.

         (b) Excluded Assets. The assets to be purchased and sold hereunder, and the term "Subject Assets" as used herein, shall not include the following assets of the Seller existing on the Closing Date (the "Excluded Assets"):

                  (i) Cash;

                  (ii) 1998 Navigator; and

                  (iii) Airplane (1958 Aerocommander 500).

         (c) Consignment Agreement. Separately from this Agreement, Seller shall enter a consignment of his ASAP inventory under the terms of the Consignment Agreement set forth in Exhibit 1.1(c).


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

         Section 1.2 Closing Date. The closing date (the "Closing Date") shall be October 1, 1998, or such other date as may be mutually agreed to by the parties. The closing of this transaction (the "Closing") shall be held at the offices of David M. Furr, Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A., Gastonia, North Carolina, or such other place as the parties may mutually agree. At the Closing, subject to the fulfillment or waiver of the conditions set forth in Article V, the Seller shall convey the Subject Assets to the Purchaser by appropriate instruments of transfer and the Purchaser shall pay to the Seller the Purchase Price as provided in Sections 1.3 and 1.4.

         Section 1.3 Purchase Price. The final purchase price after any working capital adjustments to be paid to the Seller for the Subject Assets (the "Purchase Price") shall be an amount equal to (i) One Million Thirteen Thousand Six Hundred Forty Dollars ($1,013,640.00) plus (ii) an amount equal to the Accounts Receivables determined by the parties at Closing.

         Section 1.4 Payment of Purchase Price. The Purchase Price shall be payable by the Purchaser in cash or cash equivalent as well as Purchaser's stock at Closing. The stock/cash allocation is set forth on Exhibit "A" attached hereto and incorporated herein by reference. Any stock received shall be subject to restraints on both timing and quantities of shares to be sold as set forth on Exhibit "B".

         Section 1.5  Assumption of Liabilities and Obligations.

         (a) Assumed Liabilities. The following shall be assumed or paid by
Purchaser:

                  (i) Ordinary trade payables (including obligation to purchase Borescope for $25,000) up to Twenty-Five Thousand Thirteen Dollars ($25,013.00) as set forth on Exhibit 1.5(a)(i);

                  (ii) Aviation sales payables if no more than Fifty-Five Thousand Dollars ($55,000.00); and

                  (iii) Account Payable on Tonnish Engine transaction of no more than Two Hundred Twenty-Five Thousand Dollars ($225,000.00) upon full transfer of engine title to Purchaser.

         (b) No Liabilities to be Assumed or Paid (the Excluded Liabilities). The following shall neither be assumed or paid by Purchaser:

                  (i) Any liability of the Seller for federal, state or local income, franchise, sales, use, social security,



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

         unemployment or withholding taxes, or penalties, interest, fines or assessments in connection therewith;

                  (ii) The Seller's liability for ad valorem property taxes and intangibles taxes with respect to all Assets for 1998 and all years prior to 1998;

                  (iii) All accrued fees, expenses and other costs to be borne by the Seller pursuant to Section 4.4 of this Agreement.

                  (iv) The Seller's obligations, liabilities, covenants, commitments and undertakings under this Agreement or any instrument or agreement entered into pursuant hereto;

                  (v)  All accrued salaries or bonuses to Employees; and

                  (vi) Any liability relating to the lawsuit by Rich International Airways, Inc. in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida, General Jurisdiction Division, Case No. 95-17247 CA.

         (c) No Other Liabilities Assumed; Liabilities of the Purchaser After Closing. The Purchaser is not assuming any of the Seller's liabilities or obligations, whether known or unknown, contingent or realized; except for the Assumed Liabilities listed in Section 1.5(a). All liabilities incurred after the Closing in connection with the Purchaser's operations after the Closing of the business and assets acquired by the Purchaser hereunder shall be liabilities of the Purchaser.

         Section 1.6 Allocation of Purchase Price. The Purchase Price described in Section 1.3 above will be allocated among the Subject Assets as described on Exhibit "A". The Purchaser and the Seller each agrees that it will adopt and utilize the amounts so allocated for purposes of all federal, state and other tax returns filed by it and will not voluntarily take any position inconsistent therewith upon examination of any such tax return, in any claim, in any litigation or otherwise with respect to such tax returns. Notwithstanding any other provisions of this Agreement, the foregoing representation, warranty and agreement shall survive the Closing Date without limitation.

         Section 1.7 Status of Stock Issued. The shares of Purchaser's stock to be issued to the Seller will be "Restricted Stock" and will not have been registered under the Securities Act of 1933, as amended, or under any laws of any state, and will bear the following legend in addition to any other legends required by state law or by other agreements executed contemporaneously herewith:



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                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
                  REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT")
                  OR ANY STATE SECURITIES ACT, AND ARE "RESTRICTED
                  SECURITIES" WITHIN THE MEANING OF SUCH ACTS.  THE SHARES
                  MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISTRIBUTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER SUCH ACTS OR THE RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

         Section 1.8 Registration Rights. Purchaser shall file a Registration Statement with the Securities and Exchange Commission registering the shares of stock issued to the Seller upon request of the Seller after July 1, 1999, and shall use its best efforts to cause the Registration Statement to be filed not more than six months after the date of such request and to become effective as soon as practicable thereafter. Furthermore, Purchaser shall maintain such effectiveness for a minimum period of one year. Purchaser shall pay all expenses incident to such Registration Statement, except for any commissions or taxes related to the sale of the shares thereunder. Such registration rights shall be in accordance with, and subject to, the terms and provisions of the form of Registration Rights Agreement attached as Exhibit B hereto. The remaining shares shall have "piggy-back" rights, subject to the reasonable approval of any managing underwriter, to be included in any Registration Statement filed by Purchaser within one year as such registration statement relates to an underwritten public offering of Purchaser's securities.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER


         To induce the Purchaser to enter into this Agreement and to purchase the Subject Assets, each Seller, jointly and severally, represents and warrants that:

         Section 2.1 Corporate Organization and Authority. The Seller is duly organized and validly existing in good standing under the laws of the State of Florida, with full power and authority to conduct its business as now conducted, own its assets and enter into and perform its obligations under this Agreement. The Seller's execution, delivery and performance of this Agreement and the sale to the Purchaser of the Subject Assets have been duly authorized by all requisite corporate action on the part of the Seller, and this Agreement constitutes, and all deeds, bills of sale, assignments, agreements and other instruments and documents to be executed and delivered by the Seller hereunder will constitute, the Seller's legal, valid and binding obligations, enforceable against the Seller in accordance with their respective terms.



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

         Section 2.2  Title to Assets.

         (a) Furniture, Equipment, Etc. The Seller has good and marketable title to the Tangible Property free and clear of all liens, charges, security interests, easements, reservations, restrictions, encumbrances and other defects in title (collectively, "Encumbrances"), has the right to convey such Tangible Property to the Purchaser, at the Closing shall have conveyed to the Purchaser good and marketable title to such Tangible Property free and clear of all Encumbrances, and will warrant and defend the title to such Tangible Property in the Purchaser against the lawful claims of all persons whomsoever.

         (b) Inventory. The Seller has good and marketable title to the Inventory described on the Closing Balance Sheet free and clear of all Encumbrances, has the right to convey such Inventory to the Purchaser, at the Closing shall have conveyed to the Purchaser good and marketable title to such Inventory free and clear of all Encumbrances and will warrant and defend the title to such Inventory in Purchaser against the lawful claims of all persons whomsoever.

         (c) Intellectual Property. Except as described in Exhibit 2.2(c), the Seller has exclusive rights to use the Intellectual Property in connection with its business as and where now conducted and the use of the Intellectual Property by the Seller in its business as and where now conducted does not violate or infringe the rights of any other person, nor is the Seller a party to any agreement with another person or entity with respect to the use of the Intellectual Property.

         Section 2.3  Condition of Tangible Assets.

         (a) Tangible Property. All the Tangible Property is in good operating condition and repair, ordinary wear and tear excepted.

         (b) Inventory. The level of Inventory at Closing will not exceed normal inventory levels necessary to conduct the Seller's business in the ordinary course of the Seller's business.

         Section 2.4 Leases. Except as set forth in Exhibit 2.4, none of the Tangible Property is leased by the Seller from any other party. There is no default under the leases described on Exhibit 2.4 and such leases are valid and enforceable in accordance with their terms.

         Section 2.5 Capital Expenditures. Except as described on Exhibit 2.5 hereto, there are no material capital expenditures which the Seller now anticipates will be required to be made in connection with the Seller's business as now conducted in order to operate the business or comply with any existing laws,



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

regulations or other governmental requirements applicable to the Seller's business, including without limitation requirements relating to occupational health and safety.

         Section 2.6  Compliance with Law.

         (a) Conduct of Business. The Seller has conducted its business so as to comply with, and is in compliance with, all laws, statutes, regulations, rules and other requirements of any governmental authority applicable to it, the noncompliance with which curing thereof could have a material adverse effect on the Seller or its business or the Subject Assets.

         (b) Pending or Threatened Litigation. Except as described in Exhibit 2.6(b), the Seller is not a party to any claim, action, suit or other proceeding pending, or to the knowledge of the Seller threatened, before any court, agency or other judicial, administrative or other governmental body or arbitrator.

         (c) Investigations. Exhibit 2.6(c) describes all investigations of the Seller or the Seller's business known to the Seller conducted by any grand jury, administrative agency or other governmental authority, and describes all inspection reports, questionnaires, inquiries, demands, requests for information and claims of violations or noncompliance with law received by the Seller from any governmental authority and all written statements or responses of the Seller with respect thereto, including requests for information from the Internal Revenue Service or any state department of revenue in connection with audits of the Seller's income, sales, and use tax returns or routine questionnaires and requests for information received generally by others in the Seller's industry.

         (d) Judgments and Orders. Except as described in Exhibit 2.6(d), there are no outstanding judgments, tax liens, orders, writs or decrees of any judicial or other governmental authority binding specifically upon the Seller or the Subject Assets and not of general application, other than judgments, orders, writs and decrees with which the Seller has complied and which have no future applicability.

         Section 2.7 Environmental Matters. (a) Except as described in Exhibit 2.7, the Seller and the property owned or used in its business are, and at all times have been, in compliance with all applicable Federal, state and local statutes, laws, ordinances, regulations and codes related in any way to Hazardous Materials (as hereinafter defined) and underground storage tanks. As used herein, Hazardous Materials shall mean solid waste (as that term is defined in the Resource Conservation



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and Recovery Act, 42 U.S.C.A. ss.6901, et seq, and the regulations adopted pursuant thereto), hazardous substances (as that term is defined in the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C.A. ss.9601, et seq, and the regulations adopted pursuant thereto), and other pollutants, including, without limitation, any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, acids, alkaloids or chemicals.

         (b) Except as described in Exhibit 2.7, during Seller's occupancy of the property used in its business, no Hazardous Materials have been generated, treated, stored or disposed of at, or transported to or from, the Seller or the property owned or used in the Seller's business at any time.

         (c) Except as described in Exhibit 2.7, no asbestos or materials containing asbestos have been installed, used, treated, stored or disposed of by the Seller in or on property owned or used by the Seller at any time.

         (d) Except as described in Exhibit 2.7, during Seller's occupancy of the property used in its business, no polychlorinated biphenyls are located on or in the facilities of the Seller or any property owned or used by the Seller at any time.

         (e) Except as described in Exhibit 2.7, the Seller holds all necessary permits or licenses to enable it to comply with all statutes, laws, ordinances, regulations and codes related in any way to Hazardous Materials or underground storage tanks.

         (f) Except as described in Exhibit 2.7, no notice has been served on the Seller or any of its directors, officers or shareholders from any entity, governmental body or individual claiming violation of any statute, law, ordinance, regulation or code related in any way to Hazardous Materials or underground storage tanks, requiring compliance with any statute, law, ordinance, regulation or code related in any way to Hazardous Materials or underground storage tanks, or demanding payment of or contributions for damage regarding the Seller or property owned or used by the Seller related in any way to Hazardous Materials or underground storage tanks, including without limitation, damages to the environment or natural resources.

         Section 2.8  Employee Relations.

         (a) Employee Census. Seller has furnished an accurate employee census, detailing the Employee's date of hire, salary, benefits and other pertinent information (attached hereto as Exhibit 2.8). There shall have been no increase in any compensation paid or payable to the employees of Seller unless otherwise disclosed on Exhibit 2.8 and agreed to by Purchaser.



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

         (b) No Contracts or Future Contracts. To the best of Seller's knowledge, Seller has no employment contracts that cannot be terminated without liability and further, Seller will not contact any Employees to work for Seller after closing without first obtaining Purchaser's written permission.

         Section 2.9 No Material Misstatements or Omissions. To the best of its knowledge, the representations and warranties of the Seller in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not misleading.

         Section 2.10 No Sale of Assets, Etc. Seller has not sold or otherwise disposed of any of the assets other than sales of inventory in the ordinary course of business. In addition, Seller has, from the date hereof until Closing, maintained the reputation of the business being sold hereunder and preserved the goodwill of suppliers, customers and others having business relationships with Seller.

         Section 2.11 Other Representations and Warranties of Seller.

         (a) Knowledge Respecting Purchaser. Seller (i) knows or has had the opportunity to acquire all information concerning the business affairs, financial condition, plans and prospects of Purchaser that Seller deems relevant to make a fully informed decision respecting the acquisition of the stock; (ii) has been encouraged and has had the opportunity to rely upon the advice of Seller's legal counsel and accountants and other advisers with respect to the acquisition of the stock; and (iii) has had the opportunity to ask such questions and receive such answers and information respecting, among other things, the business, affairs, financial condition, plans and prospects of Purchaser and the terms and conditions of the acquisition of the stock as Seller has requested so as to more fully understand Seller's investment.

         (b) Absence of Representations and Warranties. Seller confirms that neither Purchaser nor anyone purportedly acting on behalf of Purchaser has made any representations, warranties, agreements or statements other than those contained herein respecting the business, affairs, financial condition, plans or prospects of Purchaser nor has Seller relied on any representations, warranties, agreements or statements in the belief that they were made on behalf of the foregoing nor has Seller relied on the absence of any such representations, warranties, agreements or statements in reaching Seller's decision to acquire the stock.

         (c) No Distribution. Seller is acquiring the stock for Seller's own account without a view to public distribution or



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resale, and Seller has no contract, undertaking, agreement or arrangement to transfer, sell or otherwise dispose of any of the stock or any interest therein to any other person.

         (d) Shares to be Restricted. Seller understands that the stock will remain "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "1933 Act") and within the "lockup agreement" required by the underwriter.

         (e) No Registration. Seller understands that the stock will not be registered under the 1933 Act, the state laws and the securities laws of any other jurisdiction and must be held indefinitely without any transfer, sale or other disposition unless the stock is subsequently registered under the 1933 Act, state law and the securities laws of any other applicable jurisdictions pursuant to any attaching "piggy-back" rights or, in the opinion of counsel for Purchaser, registration is not required under such Acts or laws as the result of an available exemption.

         (d) Legend of Certificates. Seller understands that there shall be endorsed on the certificates evidencing the stock a legend substantially to the following effect:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY STATE SECURITIES ACT, AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF SUCH ACTS. THE SHARES MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISTRIBUTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER SUCH ACTS OR THE RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED."

         (e) Restrictions on Other Securities. Seller understands that, except upon certain limited circumstances, the restrictions on the sale, transfer and disposition of the stock will also apply to any and all shares of capital stock or other securities issued or otherwise acquired with respect to the stock including, without limitation, shares and securities issued or acquired as a result of any stock dividend, stock split or exchange or any distribution of shares or securities pursuant to any corporate reorganization, reclassification or similar event.

         (f) Stop Orders. Seller understands that Purchaser and its transfer agent may refuse to effect a transfer, sale or other disposition of any of the stock by Seller or Seller's successors or assigns otherwise than as contemplated hereby.

         (g) No Governmental Approval. Seller understands that no federal or state agency has approved or disapproved the stock,



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passed upon or endorsed the merits of the offering of the stock, or made any finding or determination as to the fairness of the stock for investment.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         To induce the Seller to enter into this Agreement and to sell the Subject Assets, the Purchaser hereby represents and warrants that:

         Section 3.1 Corporate Organization and Authority. The Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to conduct its business as now conducted and to enter into and perform its obligations under this Agreement. The Purchaser's execution, delivery and performance of this Agreement and its acquisition of and payment for the Subject Assets have been duly authorized by all requisite corporate action on the part of the Purchaser, and this Agreement constitutes, and all agreements and other instruments and documents to be executed and delivered by the Purchaser hereunder will constitute, the Purchaser's legal, valid and binding obligations, enforceable against the Purchaser in accordance with their terms.

         Section 3.2 Absence of Conflicts and Consent Requirements. The Purchaser's execution and delivery of this Agreement and performance of its obligations hereunder, including the purchase of and payment for the Subject Assets hereunder, do not and will not conflict with, violate or result in any default under the Purchaser's Articles of Incorporation or Bylaws or any mortgage, indenture, agreement, instrument or other contract to which the Purchaser is a party or by any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which the Purchaser is subject. The Purchaser's execution and delivery of this Agreement and performance of its obligations hereunder, including the purchase of and payment for the Subject Assets, do not and will not require the consent of, or any prior filing with or notice to, any governmental authority or other third party.

         Section 3.3 No Material Misstatements or Omissions. The representations and warranties of the Purchaser in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not misleading.

                                   ARTICLE IV

                        CERTAIN COVENANTS AND AGREEMENTS




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         Section 4.1 Further Assurances. The Seller and the Purchaser each hereby covenants and agrees with the other that at any time and from time to time each will promptly execute and deliver to the other such further assurances, instruments and documents and take such further action as the other may reasonably request in order to carry out the full intent and purpose of this Agreement.

         Section 4.2 Fees and Expenses. The Seller and the Purchaser shall each bear their own expenses in connection with the negotiation and preparation of this Agreement and their consummation of the transactions contemplated hereby, including without limitation the fees and expenses of their respective counsel, accountants and consultants.

         Section 4.3 No Brokers. The Seller and the Purchaser each represent and warrant to the other that no broker or finder has been involved or engaged by it in connection with the transactions contemplated hereby, and each hereby agrees to indemnify and save harmless the other from and against any and all broker's or finder's fees, commissions or similar charges incurred or alleged to have been incurred by the indemnifying party in connection with the transactions contemplated hereby and any and all loss, liability, cost or expense (including reasonable attorneys' fees) arising out of any claim that the indemnifying party incurred any such fees, commissions or charges.

         Section 4.4 Bulk Transfer Compliance. Inasmuch as the Seller has agreed to duly pay, perform and discharge the Excluded Liabilities and Obligations, the Purchaser and the Seller hereby mutually agree to waive compliance with the provisions of the Florida Bulk Sales laws and of the corresponding laws of any other jurisdiction, to the extent applicable to the transactions contemplated hereby. The Seller covenants and agrees to indemnify and save harmless the Purchaser from and against any and all loss, liability, cost and expense (including reasonable attorneys' fees) arising out of noncompliance with said Bulk Transfers.

                                    ARTICLE V

                              CONDITIONS TO CLOSING

         Section 5.1 Conditions to the Purchaser's Obligations. The obligations of the Purchaser to complete the Closing are contingent upon the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that the Purchaser may, in its absolute discretion, waive any one or more thereof in whole or in part:

         (a) Instruments of Transfer. The Seller shall have delivered to the Purchaser such assignments, bills of sale, deeds, certificates of title and other instruments of transfer, all in



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

form reasonably satisfactory to the Purchaser, as are necessary to fully and effectively convey to the Purchaser all of the Subject Assets in accordance with the terms hereof and shall have executed the Consignment Agreement.

         (b) No Material Adverse Change. On the date of Closing, there shall not have occurred any event or condition materially and adversely affecting the financial condition, results of operations or business prospects of the Seller from those reflected on the enclosed Financial Statements, except for matters resulting from adverse changes in economic conditions affecting businesses generally.
         (c) No Adverse Proceedings. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened against any of the parties to this Agreement, or any of the principals, officers or directors of any of them, or any of the Subject Assets seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         (d) Other Assurances. The Seller shall have delivered to the Purchaser such other and further certificates, assurances and documents as the Purchaser may reasonably request in order to evidence the accuracy of the Seller's representations and warranties, the performance of its covenants and agreements to be performed at or prior to the Closing, and the fulfillment of the conditions to the Purchaser's obligations.

         (e) Lease of Facilities. Purchaser and the owner shall enter into leases for the facilities in which Seller's business is presently located (the "Leases").

         (f) Closing on JT-3/ASAP. M. Mike Evans shall have satisfactorily negotiated and closed on the JT-3/ASAP consignment with a payment of $175,000.00 for the consignment rights.

         (g) Director and Shareholder Approval. All necessary director and shareholder approval shall be given by Seller.

         Section 5.2 Conditions to the Seller's Obligations. The obligations of the Seller to complete the Closing are contingent upon the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that the Seller may, in its absolute discretion, waive any one or more thereof in whole or in part:

         (a) Payment of Purchase Price. The Purchaser shall have paid to the Seller the Purchase Price.

         (b) Employment Agreement. Purchaser shall enter into an employment agreement with M. Mike Evans substantially in the form of Exhibit 5.2(b) hereto.

         (c) No Adverse Proceedings. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against any of the parties to this Agreement, or any of the principals, officers or directors of any of them, or any of the Subject Assets, seeking to restrain, prevent or change the transactions contemplated hereunder or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         (d) Other Assurances. The Purchaser shall have delivered to the Seller such other and further certificates, assurances and documents as the Seller may reasonably request in order to evidence the accuracy of the Purchaser's representations and warranties, the performance of its covenants and agreements to be performed at or prior to the Closing, and the fulfillment of the conditions to the Seller's obligations.

         (e) Director Approval. The Agreement shall have been approved by the Directors of the Purchaser.

                                   ARTICLE VI

                                 INDEMNIFICATION

         Section 6.1 Indemnification by the Seller. Subject to the procedures and limitations set forth in this Article VI, the Seller hereby agrees to indemnify and save harmless the Purchaser from and against any and all liabilities, losses, claims, judgments, damages, expenses and costs (including, without limitation reasonable counsel fees and costs and expenses incurred in connection therewith) (a "Loss") incurred by the Purchaser arising after the Closing out of any of the following:

         (a) Breach of Warranty. The falsity or incorrectness of any representation or warranty made by the Seller in this Agreement or in any instrument or document delivered by the Seller to the Purchaser pursuant to this Agreement;

         (b) Breach of Covenants. The Seller's failure to duly perform any covenant or agreement to be performed by it under this Agreement or under any instrument or document delivered by the Seller to the Purchaser pursuant to this Agreement;

         (c) Claims Against Subject Assets. Any levy or other claim by any third party against or with respect to the Subject Assets, or any other claim by any third party against the Purchaser, arising out of any act or omission or alleged act or omission of the Seller prior to the Closing.

The Purchaser shall have the right to be put in the same financial position as it would have been in had each of the representations and warranties of the Seller been true and correct or had the Seller not breached any representations, warranties, covenants or agreements.

         Section 6.2 Survival of the Seller's Warranties. The representations and warranties of the Seller made in this Agreement or in any instrument or document delivered by the Seller to the Purchaser pursuant to this Agreement shall survive the Closing.

         Section 6.3 Indemnification by the Purchaser. After the Closing, the Purchaser agrees that it will indemnify and save harmless the Seller from and against any and all loss, liability, damages, cost or expense (including reasonable attorneys' fees) incurred by the Seller (net of any benefits to the Seller) arising out of the Purchaser's breach of any of its representations, warranties, covenants and agreements in this Agreement or in any document delivered by the Purchaser to the Seller hereunder.

                                   ARTICLE VII

                                  MISCELLANEOUS

         Section 7.1 Merger Clause. This Agreement contains the final, complete and exclusive statement of the agreement between the parties with respect to the transactions contemplated herein and all prior or contemporaneous written or oral agreements with respect to the subject matter hereof are merged herein.

         Section 7.2 Amendments. No change, amendment, qualification or cancellation hereof shall be effective unless in writing and executed by each of the parties hereto by their duly authorized officers.

         Section 7.3 Benefits and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

         Section 7.4 Notices. All notices, requests and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) when forwarded by Federal Express, Airborne or another private carrier which maintains records showing delivery information, (iii) when sent via facsimile transmission but only if a written or facsimile acknowledge of receipt is received by the sending party, or (iv) when placed in the United States Mails and forwarded by Registered or Certified Mail, return receipt requested, postage prepaid, addressed to the party to whom such notice is being given at the following addresses:

AS TO THE SELLER:          Global Turbine Services, Inc.
                           Hollywood-N. Perry Airport
                           7501 Pembroke Road
                           Pembroke Pines, FL 33023

                           Turbine Inspections, Incorporated
                           Hollywood-N. Perry Airport
                           7501 Pembroke Road
                           Pembroke Pines, FL 33023

AS TO THE PURCHASER:       American Aircarriers Support,
                             Incorporated
                           Attn:  Karl F. Brown
                           P. O. Box 7566
                           Charlotte, NC  28241

WITH COPY TO:              David M. Furr
                           Gray, Layton, Kersh, Solomon,
                             Sigmon, Furr & Smith, P.A.
                           P. O. Box 2636
                           Gastonia, NC 28053-2636


Any party may change the address(es) to which notices to it are to be sent by giving notice of such change to the other parties in accordance with this Section.

         Section 7.5 Captions. The captions are for convenience of reference only and shall not be construed as a part of this Agreement.

         Section 7.6 Governing Law. This Agreement shall be construed, interpreted, enforced and governed by and under the laws of the State of Florida.

         Section 7.7 Exhibits. All of the Exhibits hereto referred to in this Agreement are hereby incorporated herein by reference and shall be deemed and construed to be a part of this Agreement for all purposes.

         Section 7.8 Severability. The invalidity or unenforceability of any one or more phrases, sentences, clauses or provisions of this Agreement shall not affect the validity or enforceability of the remaining portions of this Agreement or any part thereof.

         Section 7.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the Seller and the Purchaser have each caused this Agreement to be executed by their respective duly authorized officers under seal, all as of the day and year first above written.

                                               SELLER:


                                               GLOBAL TURBINE SERVICES, INC.


                                               By  /s/ Mike Evans
                                                   -----------------------------
                                                             President

ATTEST:

/s/ Diane M. Evans
---------------------------
         Secretary


                                               TURBINE INSPECTIONS, INCORPORATED


                                               By  /s/ Mike Evans
                                                   -----------------------------
                                                             President

ATTEST:

/s/ Diane M. Evans
---------------------------
         Secretary



                                               PURCHASER:

                                               AMERICAN AIRCARRIERS SUPPORT,
                                                   INCORPORATED


                                               By  /s/ Karl F. Brown
                                                   -----------------------------
                                                             President

ATTEST:

/s/ David M. Furr
---------------------------
         Secretary

                                   EXHIBIT "A"

                                OPERATING ASSETS

*   1) Property, plant, furniture and
       equipment:                                           $   85,540

*   2) Inventory:                                           $  410,000

**  6) Buyout Joint Venture #1:                             $  262,500

**  7) Buyout Joint Venture #2:                             $  255,600

    8) Accounts Receivable (assuming
         collectability)                                    $   91,392
                                                            ----------
                                                            $1,105,032




* = Cash

** = Stock

                                   EXHIBIT "B"

                          REGISTRATION RIGHTS AGREEMENT

                                 EXHIBIT 1.1(c)

                              CONSIGNMENT AGREEMENT

                                EXHIBIT 1.5(a)(i)

                             ORDINARY TRADE PAYABLES

                                   EXHIBIT 2.4

                                     LEASES

None

                                 EXHIBIT 2.2(c)

                              INTELLECTUAL PROPERTY

None

                                   EXHIBIT 2.5

                              CAPITAL EXPENDITURES

Big forklift is needed to be purchased.

                                 EXHIBIT 2.6(b)

                        PENDING OR THREATENED LITIGATION

None

                                 EXHIBIT 2.6(c)

                                 INVESTIGATIONS

None

                                 EXHIBIT 2.6(d)

                              JUDGMENTS and ORDERS

None

                                   EXHIBIT 2.7

                              ENVIRONMENTAL MATTERS

1.       A HAZMAT will not be done.

2.       There is a waste oil tank. It is used and is contained.

3. There are no underground storage tanks that are part of Seller's leasehold.

4.       Mike Evans will remove any HAZMAT at his own expense.

                                   EXHIBIT 2.8

                                 EMPLOYEE CENSUS


         EMPLOYEE        W-4       GROSS          FICA     WITHHOLDING     NET
         --------        ---       -----          ----     -----------     ---
Michael Evans            M-0     $5,000.00     $1,333.85    $  382.50    $3,283.65
Dianne Evans***          M-0     $2,500.00     $  432.00    $  191.25    $1,876.75
Robert Sullivan          S-0     $1,826.92     $  363.00    $  139.76    $1,324.16
Vincent Sullivan*        M-2     $1,923.08     $  206.00    $  147.11    $1,630.17
Chris Hanlon****         S-0     $1,100.00     $  161.00    $   84.15    $  854.85
Laura Smyth**            S-3     $  668.00     $   38.00    $   51.11    $  578.89


Note:  26 pay periods
* = As of 8/3/98 added to the payroll
** = As of 8/24/98 added to the payroll
*** = As of 9/4/98 deleted from the payroll
**** = As of 8/3/98 pay increase from $26,000 to $28,600

                                 EXHIBIT 5.2(b)

                              EMPLOYMENT AGREEMENT